EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seacoast Banking Corporation of Florida:

We consent to the incorporation by reference in the registration statement on Form S-8 (Nos. 33-22846, 33-25627, 333-161014, 333-49972, and 333-152931) and Form S-3 (Nos. 333-177872 and 333-156803) of Seacoast Banking Corporation of Florida and subsidiaries (the Company) of our reports dated March 13, 2013, with respect to the consolidated balance sheets of the Company as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 annual report on Form 10-K of the Company.

Miami, Florida

March 13, 2013

Certified Public Accountants